Exhibit 99.1

News Release

Sunoco LP Completes Acquisition of Aloha Petroleum

HOUSTON, December 17, 2014 - Sunoco LP (NYSE: SUN) announced today that it has completed the previously announced acquisition of Honolulu, Hawaii-based Aloha Petroleum, Ltd.

Aloha Petroleum is the largest independent gasoline marketer and one of the largest convenience store operators in Hawaii, with an extensive wholesale fuel distribution network and six fuel storage terminals on the islands. Aloha currently markets through approximately 100 Shell, Aloha, and Mahalo branded fuel stations throughout the state, about half of which are company operated. The Aloha acquisition extends Sunoco LP’s business into one of the fastest-growing markets in the U.S. and expands its capabilities into refined products terminals.

Total purchase price was approximately $240 million, subject to a post-closing earn-out, certain closing adjustments and before transaction costs and expenses.

About Sunoco LP
Sunoco LP is a master limited partnership (MLP) that primarily distributes motor fuel to convenience stores, independent dealers, commercial customers and distributors. SUN also operates more than 100 convenience stores and retail fuel sites.  SUN’s general partner is a wholly owned subsidiary of ETP. While primarily engaged in natural gas, natural gas liquids, crude oil and refined products transportation, ETP also operates a retail business with a network of more than 5,500 company or independently operated retail fuel outlets and convenience stores through its wholly owned subsidiaries, Sunoco, Inc. and Stripes LLC.  For more information, visit the Sunoco LP website at www.SunocoLP.com.

Contacts

Investors:
Clare McGrory, Senior VP, Finance and Investor Relations
(610) 833-3400, cpmcgrory@sunocoinc.com

Anne Pearson
Dennard-Lascar Associates
(210) 408-6321, apearson@dennardlascar.com

Media:
Jeff Shields, Communications Manager
(215) 977-6056, jpshields@sunocoinc.com

Jessica Davila-Burnett, Public Relations Director
(361) 654-4882, jessica.davila-burnett@susser.com

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